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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

iRobot Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Stockholder:	April 30, 2007

You are cordially invited to attend the annual meeting of stockholders of iRobot Corporation to be held at 2:00 p.m., local time, on Thursday, June 28, 2007 at the Bedford Glen Hotel located at 44 Middlesex Turnpike, Bedford, Massachusetts 01730.

At this annual meeting, you will be asked to elect three class II directors for three-year terms, and to ratify our independent registered public accountants. The board of directors unanimously recommends that you vote FOR election of the director nominees and FOR ratification of selection of the independent registered public accountants.

Details regarding the matters to be acted upon at this annual meeting appear in the accompanying proxy statement. Please give this material your careful attention.

Whether or not you plan to attend the annual meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Very truly yours,

COLIN ANGLE	HELEN GREINER
Chief Executive Officer	Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND BOARD MATTERS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
Report of the Audit Committee of the Board of Directors
Report of the Compensation Committee of the Board of Directors
COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT DECEMBER 30, 2006
OPTION EXERCISES AND STOCK VESTED
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
OTHER MATTERS
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSES AND SOLICITATION
HOUSEHOLDING OF PROXY MATERIALS

iROBOT CORPORATION
63 South Avenue
Burlington, Massachusetts 01803
(781) 345-0200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 28, 2007

To the Stockholders of iRobot Corporation:

The annual meeting of stockholders of iRobot Corporation, a Delaware corporation (the “Company”), will be held on Thursday, June 28, 2007, at 2:00 p.m., local time, at the Bedford Glen Hotel located at 44 Middlesex Turnpike, Bedford, Massachusetts 01730, for the following purposes:

1. To elect three (3) class II members to the board of directors as directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

2. To ratify the selection of the accounting firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current fiscal year; and

3. To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on May 22, 2007 are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the annual meeting, we urge you, whether or not you plan to attend the annual meeting, to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card.

By Order of the Board of Directors,

GLEN D. WEINSTEIN
Senior Vice President,
General Counsel and Secretary

Burlington, Massachusetts
April 30, 2007

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

     IN ACCORDANCE WITH OUR SECURITY PROCEDURES, ALL PERSONS ATTENDING THE ANNUAL MEETING WILL BE REQUIRED TO PRESENT PICTURE IDENTIFICATION.

iROBOT CORPORATION
63 South Avenue
Burlington, Massachusetts 01803

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held On June 28, 2007

April 30, 2007

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of iRobot Corporation, a Delaware corporation (the “Company”), for use at the annual meeting of stockholders to be held on Thursday, June 28, 2007, at 2:00 p.m., local time, at the Bedford Glen Hotel located at 44 Middlesex Turnpike, Bedford, Massachusetts 01730, and any adjournments or postponements thereof. An annual report to stockholders, containing financial statements for the fiscal year ended December 30, 2006, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the form of proxy are expected to be first mailed to stockholders on or about May 29, 2007.

The purposes of the annual meeting are to elect three class II directors for three-year terms and to ratify the selection of the Company’s independent registered public accountants. Only stockholders of record at the close of business on May 22, 2007 will be entitled to receive notice of and to vote at the annual meeting. As of March 31, 2007, 24,180,833 shares of common stock, $.01 par value per share, of the Company were issued and outstanding. The holders of common stock are entitled to one vote per share on any proposal presented at the annual meeting.

Stockholders may vote in person or by proxy. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to iRobot Corporation, 63 South Avenue, Burlington, Massachusetts 01803, Attention: Secretary, before the taking of the vote at the annual meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

For Proposal 1, the election of class II directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the annual meeting shall be elected as directors. For Proposal 2, the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current fiscal year, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

The person named as attorney-in-fact in the proxies, Glen D. Weinstein, was selected by the board of directors and is an officer of the Company. All properly executed proxies returned in time to be counted at the annual meeting will be voted by such person at the annual meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of the director nominees, and FOR ratification of the selection of the independent registered public accountants.

Aside from the election of directors and ratification of the selection of the independent registered public accountants, the board of directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the board of directors will be voted with respect thereto in accordance with the judgment of the person named as attorney-in-fact in the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2007: (i) by each person who is known by us to beneficially own more than 5% of the outstanding shares of common stock; (ii) by each director or nominee; (iii) by each named executive officer; and (iv) by all directors and executive officers as a group. Unless otherwise noted below, the address of each person listed on the table is c/o iRobot Corporation, 63 South Avenue, Burlington, Massachusetts 01803.

		Percentage of Shares
	Shares Beneficially	Beneficially
Name of Beneficial Owner	Owned(1)	Owned(2)

Acer Technology Ventures(3)	1,578,227	6.5%
5201 Great America Parkway Suite 270 Santa Clara, CA 95054
Trident Capital(4)	1,670,988	6.9%
325 Riverside Avenue Westport, CT 06880
Helen Greiner	1,516,357	6.3%
Colin Angle(5)	1,879,717	7.8%
Rodney Brooks, Ph.D.	1,683,030	7.0%
Geoffrey P. Clear(6)	181,340	*
Joseph W. Dyer(7)	192,892	*
Gregory F. White(8)	235,566	1.0%
Ronald Chwang(9)	1,786,677	7.4%
Jacques S. Gansler(10)	34,734	*
Andrea Geisser(11)	18,000	*
George McNamee(12)	110,811	*
Peter Meekin(13)	1,688,251	7.0%
Paul J. Kern(14)	8,000	*
All executive officers, directors and nominees as a group(15)(16) (13 persons)	9,204,509	37.5%

*	Represents less than 1% of the outstanding common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the Securities and Exchange Commission, the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of March 31, 2007.

(2)	Applicable percentage of ownership as of March 31, 2007 is based upon 24,180,833 shares of common stock outstanding.

(3)	Consists of 1,055,219 shares held by iD5 Fund, L.P. and 532,008 shares held by IP Fund One, L.P., in each case, as of March 8, 2007. This information has been obtained from a Form 4/A filed by Ronald Chwang, an affiliate of Acer Technology Ventures, with the Securities and Exchange Commission on March 12, 2007.

(4)	Consists of 1,496,932 shares held by Trident Capital Fund-V, L.P., 8,701 shares held by Trident Capital Fund-V Affiliates Fund, L.P., 8,302 shares held by Trident Capital Fund-V Affiliates Fund (Q), L.P., 43,326 shares held by Trident Capital Fund-V Principals Fund, L.P. and 113,727 shares held by Trident Capital Parallel Fund-V, C.V., in each case, as of December 31, 2006. This information has been obtained from a Schedule 13G filed by Trident Capital with the Securities and Exchange Commission on February 14, 2007.

(5)	Includes 190,549 shares held in a trust for the benefit of certain of Mr. Angle’s family members.

(6)	Includes 122,375 shares held by Geoffrey P. Clear and Marjorie P. Clear (JTWROS), over which Mr. Clear and Mrs. Clear share voting power and investment power. Also includes 49,440 shares issuable to Mr. Clear upon exercise of stock options.

(7)	Includes 152,249 shares issuable to Mr. Dyer upon exercise of stock options.

(8)	Includes 69,447 shares held by Vision 2005 Investment Partners L.P., of which Mr. White and Mrs. White are general partners.

(9)	Includes shares held by iD5 Fund, L.P. and IP Fund One, L.P. set forth in Note 3 above. Dr. Chwang is a general partner of the management company for each of iD5 Fund, L.P. and IP Fund One, L.P., and may be deemed to share voting and investment power with respect to all shares held by those entities. Dr. Chwang disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any. Also includes 46,147 shares held in a trust for the benefit of certain of his family members and 8,000 shares issuable to Dr. Chwang upon exercise of stock options.

(10)	Includes 33,334 shares issuable to Dr. Gansler upon exercise of stock options.

(11)	Includes 8,000 shares issuable to Mr. Geisser upon exercise of stock options.

(12)	Includes 8,000 shares issuable to Mr. McNamee upon exercise of stock options.

(13)	Includes shares held by Trident Capital Fund-V, L.P., Trident Capital Fund-V Affiliates Fund, L.P., Trident Capital Fund-V Affiliates Fund (Q), L.P., Trident Capital Fund-V Principals Fund, L.P. and Trident Capital Parallel Fund-V, C.V. set forth in Note 4 above. Mr. Meekin is one of six Managing Directors of Trident Capital Management-V, L.L.C., the sole general partner of Trident Capital Fund-V, L.P., Trident Capital Fund-V Affiliates Fund, L.P., Trident Capital Fund-V Affiliates Fund (Q), L.P., and Trident Capital Fund-V Principals Fund, L.P. and the sole investment general partner of Trident Capital Parallel Fund-V, C.V., and may be deemed to share voting and investment power with respect to all shares held by those entities. Mr. Meekin disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any. Also includes 8,000 shares issuable to Mr. Meekin upon exercise of stock options.

(14)	Consists of 8,000 shares issuable to Mr. Kern upon exercise of stock options.

(15)	Includes an aggregate of 375,925 shares issuable upon exercise of stock options held by ten (10) executive officers and directors.

(16)	Does not include shares beneficially owned by Mr. White, as Mr. White resigned as President and General Manager, Home Robots on January 23, 2007. Also does not include Sandra B. Lawrence or any shares beneficially owned by Ms. Lawrence, as Ms. Lawrence was not an executive officer of the Company as of March 31, 2007.

PROPOSAL 1

ELECTION OF DIRECTORS
Nominees

Our board of directors currently consists of nine members. Our amended and restated certificate of incorporation divides the board of directors into three classes. One class is elected each year for a term of three years. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Helen Greiner, George McNamee and Peter Meekin and recommended that each be elected to the board of directors as a class II director, each to hold office until the annual meeting of stockholders to be held in the year 2010 and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Ms. Greiner, Mr. McNamee and Mr. Meekin are class II directors whose terms expire at this annual meeting. The board of directors is also composed of (i) three class III directors (Rodney Brooks, Andrea Geisser and Jacques S. Gansler), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2008 and (ii) three class I Directors (Colin Angle, Ronald Chwang, and Paul J. Kern, Gen. U.S. Army (ret.)) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2009. Mr. Angle serves as our chief executive officer.

The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.

The following table sets forth the nominees to be elected at the annual meeting and continuing directors, the year each such nominee or director was first elected a director, the positions with us currently held by each nominee and director, the year each nominee’s or director’s current term will expire and each nominee’s and director’s current class:

Nominee’s or Director’s Name and		Year Current Term	Current Class
Year First Became a Director	Position(s) with the Company	Will Expire	of Director

Nominees for Class II Directors:
Helen Greiner	Chairman of the Board	2007	II
1994
George McNamee	Director	2007	II
1999
Peter Meekin	Director	2007	II
2003
Continuing Directors:
Rodney Brooks, Ph.D.	Chief Technology Officer and Director	2008	III
1990
Andrea Geisser	Director	2008	III
2004
Jacques S. Gansler, Ph.D.	Director	2008	III
2004
Colin Angle	Chief Executive Officer and Director	2009	I
1992
Ronald Chwang, Ph.D.	Director	2009	I
1998
Paul J. Kern, Gen. U.S. Army (ret.)	Director	2009	I
2006

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the director nominees to be elected at the annual meeting, our directors and executive officers, their ages, and the positions currently held by each such person with us immediately prior to the annual meeting.

Name	Age	Position

Helen Greiner	39	Chairman of the Board
Colin Angle	40	Chief Executive Officer and Director
Rodney Brooks, Ph.D.	52	Chief Technology Officer and Director
Geoffrey P. Clear	57	Senior Vice President, Chief Financial Officer and Treasurer
Joseph W. Dyer	60	President and General Manager, Government & Industrial Robots
Sandra B. Lawrence(1)	57	President and General Manager, Home Robots
Glen D. Weinstein	36	Senior Vice President, General Counsel and Secretary
Alison Dean	42	Vice President, Financial Controls & Analysis
Ronald Chwang, Ph.D.(2)	59	Director
Jacques S. Gansler, Ph.D.(3)	72	Director
Andrea Geisser(4)	64	Director
George McNamee(2)(3)(4)	60	Director
Peter Meekin(3)(4)	57	Director
Paul J. Kern, Gen. U.S. Army (ret)(2)	61	Director

(1)	Ms. Lawrence was appointed president and general manager of our home robots division, effective May 14, 2007

(2)	Member of compensation committee

(3)	Member of nominating and corporate governance committee

(4)	Member of audit committee

Helen Greiner, a co-founder of iRobot, was named our president in June 1997 and has served as a director since July 1994. Since February 2004, Ms. Greiner has been the chairman of the board of directors. Prior to joining iRobot, Ms. Greiner founded California Cybernetics, a company commercializing Jet Propulsion Laboratory technology. She has been honored by Technology Review Magazine as an “Innovator for the Next Century.” Ms. Greiner holds a B.S. in Mechanical Engineering and an M.S. in Computer Science, both from MIT.

Colin Angle, a co-founder of iRobot, has served as our chief executive officer since June 1997 and, prior to that, as our president since November 1992. Mr. Angle has also served as a director since October 1992. Mr. Angle also worked at the National Aeronautical and Space Administration’s Jet Propulsion Laboratory where he participated in the design of the behavior-controlled rovers that led to Sojourner exploring Mars in 1997. Mr. Angle holds a B.S. in Electrical Engineering and an M.S. in Computer Science, both from MIT.

Rodney Brooks, Ph.D., a co-founder of iRobot, has held various positions with us since our inception. Dr. Brooks has served as our chief technology officer since June 1997, and prior to that has served as our treasurer and president. Dr. Brooks has served as a director since our inception in August 1990, and from inception until February 2004, as the chairman of the board of directors. Dr. Brooks is the Panasonic Professor of Robotics at MIT. Since July 2003, Dr. Brooks has been the director of the MIT Computer Science and Artificial Intelligence Lab. From August 1997 until June 2003, he was the director of the MIT Artificial Intelligence Laboratory. Dr. Brooks is a member of the National Academy of Engineering. Dr. Brooks holds a degree in pure mathematics from the Flinders University of South Australia and a Ph.D. in Computer Science from Stanford University.

Geoffrey P. Clear has served as our chief financial officer since May 2002. Since February 2005, Mr. Clear has served as a senior vice president and, since March 2004, he has also served as our treasurer. Mr. Clear was the site manager for 3M Touch Systems, a subsidiary of 3M Corporation, from February 2001 until April 2002. From February 1992 until January 2001, he was the vice president, finance & administration and chief financial officer of MicroTouch Systems, Inc. Mr. Clear holds a B.A. in Economics and an M.B.A., both from Dartmouth College.

Joseph W. Dyer has served as the president and general manager of our government and industrial robots division since July 2006. Mr. Dyer served as executive vice president and general manager of our government and industrial robots division from September 2003 until July 2006. Prior to joining iRobot, Mr. Dyer served for 32 years in the U.S. Navy. From July 2000 until July 2003, he served as Vice Admiral commanding the Naval Air Systems Command at which he was responsible for research and development, procurement and in-service support for naval aircraft, weapons and sensors. He is an elected fellow in the Society of Experimental Test Pilots and the National Academy of Public Administration. He also chairs NASA’s Aerospace Safety Advisory Panel. Mr. Dyer holds a B.S. in Chemical Engineering from North Carolina State University and an M.S. in Finance from the Naval Postgraduate School, Monterey, California.

Sandra B. Lawrence was appointed president and general manager of our home robots division, effective May 14, 2007. Prior to joining iRobot, Ms. Lawrence served as vice president, innovation and growth platforms for the consumer group of companies at Johnson & Johnson, a position which she held since September 2005. From October 2002 to September 2005, she served as vice president, sales and marketing for The Spectacle Lens Group, a division of Johnson & Johnson Vision Care. Prior to joining Johnson & Johnson, Ms. Lawrence served as senior vice president and general manager, instant digital printing group at Polaroid Corporation, a position in which she served from June 2001 to October 2002. Ms. Lawrence has a B.S. in business administration from the University of Maine and an M.B.A. from Northeastern University.

Glen D. Weinstein has served as our general counsel since July 2000. Since February 2005, Mr. Weinstein has also served as a senior vice president, and served as a vice president from February 2002 to January 2005. Since March 2004, he has also served as our secretary. Prior to joining iRobot, Mr. Weinstein was with Covington & Burling, a law firm in Washington, D.C. Mr. Weinstein holds a B.S. in Mechanical Engineering from MIT and a J.D. from the University of Virginia School of Law.

Alison Dean was appointed as our vice president, financial controls & analysis and principal accounting officer on March 19, 2007. She has served as our vice president, financial planning & analysis since August 2005. From 1995 to August 2005, Ms. Dean served in a number of positions at 3Com Corporation, including vice president and corporate controller from 2004 to 2005 and vice president of finance — worldwide sales from 2003 to 2004. Ms. Dean holds a B.A. in Business Economics from Brown University and an M.B.A. from Boston University.

Ronald Chwang, Ph.D., has served as a director since November 1998. Dr. Chwang is the chairman and president of iD Ventures America, LLC (formerly known as Acer Technology Ventures) under the iD SoftCapital Group, a venture investment and management consulting service group formed in January 2005. From August 1998 until December 2004, Dr. Chwang was the chairman and president of Acer Technology Ventures, LLC, managing high-tech venture investment activities in North America. Dr. Chwang also serves on the board of directors of Silicon Storage Technology, Inc. and a number of other private high tech companies. Dr. Chwang holds a B.Eng. (with honors) in Electrical Engineering from McGill University and a Ph.D. in Electrical Engineering from the University of Southern California.

Jacques S. Gansler, Ph.D., has served as a director since July 2004. Dr. Gansler has been a professor at the University of Maryland, where he leads the school’s Center for Public Policy and Private Enterprise, since January 2001. From November 1997 until January 2001, Dr. Gansler served as the Under Secretary of Defense for Acquisition, Technology and Logistics for the U.S. federal government. Dr. Gansler holds a B.E. in electrical engineering from Yale University, an M.S. in Electrical Engineering from Northeastern University, an M.A. in Political Economy from New School for Social Research, and a Ph.D. in Economics from American University.

Andrea Geisser has served as a director since March 2004. Mr. Geisser is currently a senior advisor to Fenway Partners, a private equity firm. From 1995 to 2005, Mr. Geisser was a managing director of Fenway Partners. Prior to founding Fenway Partners, Mr. Geisser was a managing director of Butler Capital Corporation. Prior to that, he was a managing director of Onex Investment Corporation, a Canadian management buyout company. From 1974 to 1986, he was a senior officer of Exor America. Mr. Geisser has been a board member and audit committee member of several private companies. Mr. Geisser holds a bachelor’s degree from Bocconi University in Milan, Italy and a P.M.D. from Harvard Business School.

George McNamee has served as a director since August 1999. Mr. McNamee has served as chairman of First Albany Companies Inc., a specialty investment banking firm, since 1984, and is a managing partner of FA Technology Ventures, an information and energy technology venture capital firm. Mr. McNamee serves as chairman of the board of directors of Plug Power Inc. and on the board of directors of the New York Conservation Education Fund. Mr. McNamee holds a B.A. from Yale University.

Peter Meekin has served as a director since February 2003. Mr. Meekin has been a managing director of Trident Capital, a venture capital firm, since 1998. Prior to joining Trident Capital, he was vice president of venture development at Enterprise Associates, LLC, the venture capital division of IMS Health. Mr. Meekin holds a B.S. in Mathematics from the State University of New York at New Paltz.

Paul J. Kern, Gen. U.S. Army (ret.) has served as a director since May 2006. Mr. Kern has served as a senior counselor to The Cohen Group, an international strategic business consulting firm, since January 2005. From 1963 to 2004, Mr. Kern served in the U.S. Army and, from October 2001 to November 2004, as Commanding General of the U.S. Army Materiel Command. Prior to his command at the U.S. Army Materiel Command, he served as the military deputy to the Assistant Secretary of the Army for Acquisition, Logistics and Technology. Mr. Kern serves on the board of directors of EDO Corporation. He holds a B.S. from the United States Military Academy at West Point, an M.S. in Civil Engineering from the University of Michigan and an M.S. in Mechanical Engineering from the University of Michigan.

Our executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of the Board of Directors

The board of directors has determined that Drs. Chwang and Gansler and Messrs. Geisser, McNamee, Meekin and Kern are independent within the meaning of the director independence standards of The NASDAQ Stock Market, Inc., or NASDAQ, and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held prior to each regularly scheduled in-person meeting of the board of directors. Executive sessions do not include any of our non-independent directors and are chaired by a lead independent director who is appointed annually by the board of directors from our independent directors. Mr. McNamee currently serves as the lead independent director. In this role, Mr. McNamee serves as chairperson of the independent director sessions and assists the board in assuring effective corporate governance. The independent directors of the board of directors met in executive session four (4) times in 2006.

Policies Governing Director Nominations

Director Qualifications

The nominating and corporate governance committee of the board of directors is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and characteristics desired of members of the board of directors in the context of the needs of the business and current make-up of the board of directors. This assessment includes consideration of the following minimum qualifications that the nominating and corporate governance committee believes must be met by all directors:

•	nominees must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing;

•	nominees must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	nominees must be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards;

•	nominees must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve;

•	nominees must be free of conflicts of interest and potential conflicts of interest, in particular with relationships with other boards; and

•	nominees must, to the extent such nominee serves or has previously served on other boards, demonstrate a history of actively contributing at board meetings.

The board of directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the board of directors. The nominating and corporate governance committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet all of these criteria may still be considered for nomination to the board of directors, if the nominating and corporate governance committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Process for Identifying and Evaluating Director Nominees

The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominee in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors. The nominating and corporate governance committee also recommends candidates to the board of directors for appointment to the committees of the board of directors.

Procedures for Recommendation of Director Nominees by Stockholders

The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, shall follow the following procedures:

The nominating and corporate governance committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	Name and address of the stockholder making the recommendation, as they appear on our books and records, and of such record holder’s beneficial owner;

•	Number of shares of our capital stock that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the proceeding five full fiscal years of the individual recommended for consideration as a director nominee;

•	All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the board of directors and elected; and

•	A written statement from the stockholder making the recommendation stating why such recommended candidate meets our criteria and would be able to fulfill the duties of a director.

Nominations must be sent to the attention of our secretary by U.S. mail (including courier or expedited delivery service) to:

iRobot Corporation
63 South Avenue
Burlington, Massachusetts 01803
Attn: Secretary of iRobot Corporation

Our secretary will promptly forward any such nominations to the nominating and corporate governance committee. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the board of directors.

Policy Governing Security Holder Communications with the Board of Directors

The board of directors provides to every security holder the ability to communicate with the board of directors as a whole and with individual directors on the board of directors through an established process for security holder communication as follows:

For communications directed to the board of directors as a whole, security holders may send such communications to the attention of the chairman of the board of directors by U.S. mail (including courier or expedited delivery service) to:

iRobot Corporation
63 South Avenue
Burlington, Massachusetts 01803
Attn: Chairman of the Board of Directors, c/o Secretary

For security holder communications directed to an individual director in his or her capacity as a member of the board of directors, security holders may send such communications to the attention of the individual director by U.S. mail (including courier or expedited delivery service) to:

iRobot Corporation
63 South Avenue
Burlington, Massachusetts 01803
Attn: [Name of the director], c/o Secretary

We will forward any such security holder communication to the chairman of the board of directors, as a representative of the board of directors, or to the director to whom the communication is addressed, on a periodic basis. We will forward such communications by certified U.S. mail to an address specified by each director and the chairman of the board of directors for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Our policy is to schedule a regular meeting of the board of directors on the same date as our annual meeting of stockholders and, accordingly, directors are encouraged to be present at our stockholder meetings. All nine (9) board members attended the annual meeting of stockholders held in 2006.

Board of Directors Evaluation Program

The board of directors performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each director. In addition, each of the standing committees of the board of directors conducts it own self-evaluation, which is reported to the board of directors. The board of directors retains the authority to engage its own advisors and consultants.

For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.irobot.com.

Code of Ethics

We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the Corporate Governance section of our website at http://www.irobot.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon a request directed to: iRobot Corporation, 63 South Avenue, Burlington, Massachusetts 01803, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website available at http://www.irobot.com and/or in our public filings with the Securities and Exchange Commission.

For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.irobot.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The board of directors met seven (7) times during the fiscal year ended December 30, 2006, and took action by unanimous written consent three (3) times. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings of all committees of the board of directors on which they served during fiscal 2006. The board of directors has the following standing committees: audit committee; compensation committee; and nominating and corporate governance committee, each of which operates pursuant to a separate charter that has been approved by the board of directors. A current copy of each charter is available at http://www.irobot.com. Each committee reviews the appropriateness of its charter at least annually. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.

Audit Committee

The audit committee of the board of directors currently consists of Messrs. Geisser, McNamee and Meekin, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and applicable rules of the SEC for audit committee members. Mr. Geisser serves as the chairman of the audit committee. In addition, the board of directors has determined that Mr. Geisser is financially literate and that Mr. Geisser qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Stockholders should understand that this designation is a disclosure requirement of the Securities and Exchange Commission related to Mr. Geisser’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Geisser any duties, obligations or liability that are greater than are generally imposed on him as a member of the audit committee and the board of directors, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the audit committee or the board of directors.

The audit committee met six (6) times during the fiscal year ended December 30, 2006 and took action by unanimous written consent one (1) time. The audit committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

As described more fully in its charter, the audit committee oversees our accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the audit committee responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

•	preparing the audit committee report required by Securities and Exchange Commission rules to be included in our annual proxy statement.

Compensation Committee

The compensation committee of the board of directors currently consists of Mr. McNamee, Gen. Kern, and Dr. Chwang, each of whom is a non-employee director as defined in Rule 16b-3 of the Exchange Act, and an outside director pursuant to Rule 162(m) of the Internal Revenue Code. Gen. Kern was named to the board of directors in May 2006. Prior to that date, Mr. Meekin was a member of the committee. Mr. McNamee serves as the chairman of the compensation committee. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	determining the compensation for executive officers other than our chief executive officer;

•	overseeing and administering our incentive-based compensation, equity-based compensation, welfare, benefit and pension plans and similar plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

The compensation committee met three (3) times and took action by unanimous written consent fourteen (14) times during the fiscal year ended December 30, 2006. The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the board of directors currently consists of Dr. Gansler and Messrs. Meekin and McNamee, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and applicable rules of the SEC. Dr. Gansler serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of the board and management.

The nominating and corporate governance committee met two (2) times during the fiscal year ended December 30, 2006 and took action by unanimous written consent two (2) times. The nominating and corporate governance committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

Compensation Committee Interlocks and Insider Participation

During 2006, Mr. McNamee and Dr. Chwang served as members of the compensation committee. From January 2006 until May 2006, Mr. Meekin also served as a member of the compensation committee. Upon being named as a director in May 2006, Gen. Kern replaced Mr. Meekin on the compensation committee. No member of the compensation committee was an employee or former employee of us or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

During the last year, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Report of the Audit Committee of the Board of Directors

No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the board of directors. The audit committee currently consists of Messrs. Geisser (chairman), McNamee and Meekin. None of the members of the audit committee is an officer or employee of the Company, and the board of directors has determined that each member of the audit committee meets the independence requirements promulgated by NASDAQ and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act. Mr. Geisser is an “audit committee financial expert” as currently defined under SEC rules. The audit committee operates under a written charter adopted by the board of directors.

The audit committee oversees the Company’s accounting and financial reporting processes on behalf of the board of directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended December 30, 2006, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.

The audit committee also reviewed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission and other applicable regulations. The audit committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with PricewaterhouseCoopers LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has considered and discussed the compatibility of non-audit services provided by PricewaterhouseCoopers LLP with that firm’s independence.

The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

Based on its review of the financial statements and the aforementioned discussions, the audit committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2006.

The audit committee has also evaluated the performance of PricewaterhouseCoopers LLP, including, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services in 2006. Information about PricewaterhouseCoopers LLP’s fees for 2007 is discussed below in this proxy statement under “Proposal 2 — Ratification of Selection of Independent Registered Public Accountants.” Based on its evaluation, the audit committee has recommended that the Company retain PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the 2007 fiscal year.

Respectfully submitted by the Audit Committee,

Andrea Geisser (chairman)
George McNamee
Peter Meekin

Report of the Compensation Committee of the Board of Directors

No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee of the board of directors, which is comprised solely of independent directors within the meaning of applicable rules of NASDAQ, outside directors within the meaning of Section 162 of the Internal Revenue Code and non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, is responsible for developing executive compensation policies and advising the board of directors with respect to such policies and administering the company’s cash incentive and stock option plans. The compensation committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the compensation committee and recommended to the full board for ratification. George McNamee, Paul Kern and Ronald Chwang are the current members of the compensation committee.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 30, 2006 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board of directors, and the board of directors has approved, that the CD&A be included in the proxy statement for the year ended December 30, 2006 for filing with the SEC.

Respectfully submitted by the Compensation Committee,

George McNamee (chairman)
Paul Kern
Ronald Chwang

COMPENSATION AND OTHER INFORMATION
CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Overview

Our compensation philosophy is based on a desire to balance retention of executive talent with pay for performance-based incentive compensation, which is designed to reward our named executive officers for continued service and our sustained financial and operating performance. We believe that the compensation of our named executive officers should align our executives’ interests with those of our stockholders and focus executive behavior on the achievement of both near-term corporate targets as well as long-term business objectives and strategies. It is the responsibility of the compensation committee of our board of directors to administer our compensation practices to ensure that they are competitive and include incentives that are designed to appropriately drive our performance, including our revenue and earnings growth. Our compensation committee reviews and approves all of our executive compensation policies, including executive officer salaries, bonuses and equity awards.

Objectives of Our Compensation Programs

Our compensation programs for our executive officers are designed to achieve the following objectives:

•	to provide competitive compensation that attracts, motivates and retains the best talent and the highest caliber executives to serve us and help us to achieve our strategic objectives;

•	to align management’s interest with our success;

•	to connect a significant portion of the total potential cash compensation paid to executives to our annual financial performance or the division, region or segment of our business for which an executive has management responsibility by tying cash incentive compensation to corresponding financial targets;

•	to align management’s interest with the interests of stockholders through long-term equity incentives; and

•	to provide management with performance goals that are directly linked to our annual plan for growth and profit.

We believe that the compensation of our named executive officers should reflect their success as a management team, rather than as individuals, in attaining key operating objectives — such as revenue growth and gross profit improvement — as well as longer-term strategic objectives — such as invention and product development.

We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our named executive officers. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Methodologies for Establishing Executive Compensation

The compensation committee, which is comprised entirely of independent directors, reviews the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate. In determining the appropriate compensation levels for our chief executive officer, the compensation committee meets outside the presence of all our executive officers. With respect to the compensation levels of all other named executive officers, the compensation committee meets outside the presence of all executive officers except our chief executive officer and our chairman. Mr. Angle, our chief executive officer, annually reviews each other named executive officer’s performance with the compensation committee.

With the input of our human resources department, the chief executive officer makes recommendations to the compensation committee regarding base salary levels, target incentive awards, performance goals for incentive compensation and equity awards for named executive officers, other than Mr. Angle. In conjunction with the annual performance review of each named executive officer in January or February of each year, the compensation committee carefully considers the recommendations of the chief executive officer when making decisions on setting base salary, bonus payments under the prior year’s incentive compensation plan, target amounts and performance goals for the current year’s incentive compensation plan, and any other special adjustments or bonuses. In addition, the compensation committee similarly determines equity incentive awards, if any, for each named executive officer.

Our compensation plans are developed, in part, by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the technology and robotics industries. We believe that the practices of this group of companies provide us with appropriate compensation benchmarks, because these companies have similar organizational structures and tend to compete with us to attract executives and other employees. For benchmarking executive compensation, we typically review the compensation data we have collected from the complete group of companies, as well as a subset of the data from companies with revenues, numbers of employees and market capitalizations similar to our profile. With respect to 2006 compensation, we reviewed companies with similar-sized revenues of greater than $75 million and less than $300 million, in particular Varian Semiconducter Equipment Associates, Inc., Axcelis Technologies, Inc., Navteq Corporation, Dolby Laboratories, Inc., TTM Technologies, Inc., Cognex Corporation, Mercury Computer Systems, Inc., TiVo Inc., Seachange International, Inc., Exponent, Inc., Rambus Inc., Applied Signal Technology, Inc., Nuance Communications, Inc., Argon ST, Inc., PortalPlayer, Inc., Cogent, Inc., Boston Acoustics, Inc. and Color Kinetics Incorporated. We will annually reassess the relevance of our peer group and make changes when judged appropriate. We have also engaged a consultant, Watson Wyatt Worldwide, to help us evaluate peer companies for compensation purposes and to help us analyze applicable compensation data and to help us determine appropriate compensation levels for our chief executive officer. We believe that the use of benchmarking data is an important factor in remaining competitive with our peers and furthering our objective of attracting, motivating and retaining highly qualified personnel.

The compensation committee reviews all components of compensation for named executive officers. In accordance with its charter, the compensation committee also, among other responsibilities, administers our incentive compensation plan, and reviews and makes recommendations to management on company-wide compensation programs and practices. In setting compensation levels for our executive officers in fiscal 2006, the compensation committee considered many factors in addition to the benchmarking described above, including, but not limited to:

•	the scope and strategic impact of the executive officer’s responsibilities;

•	our past business and segment performance and future expectations;

•	our long-term goals and strategies;

•	the performance and experience of each individual;

•	past salary levels of each individual and of the named executive officers as a group;

•	relative levels of pay among the executive officers;

•	the amount of base salary in the context of the executive officer’s total compensation and other benefits;

•	for each named executive officer, other than the chief executive officer, the evaluations and recommendations of the chief executive officer; and

•	the competitiveness of the compensation packages relative to the selected benchmarks as highlighted by the independent compensation consultant’s analysis.

The compensation committee determines compensation for our chief executive officer using the same factors it uses for other executive officers, placing relatively less emphasis on base salary, and instead, creating greater performance-based opportunities through long-term equity and short term cash incentive compensation, which we believe better aligns our chief executive officer’s interests with our success and the interests of our stockholders. In assessing the compensation paid to our chief executive officer, the compensation committee relies on both information from our selected benchmarks and its judgment with respect to the factors described above.

Elements of Compensation

Our executive compensation program consists of three primary elements: salary, long-term equity interest, primarily in the form of stock options, and a cash incentive program based on both corporate and divisional performance. All of our executive officers also are eligible for certain benefits offered to employees generally, including life, health, disability and dental insurance, as well as to participate in the our 401(k) plan. We also enter into executive agreements with our executive officers that provide for certain severance benefits upon termination of employment following a change in control of the Company.

Annual Cash Compensation

Base Salary.  The compensation committee believes that our executive officers, including our chief executive officer, are paid salaries in line with their qualifications, experience and responsibilities. Salaries are structured so that they are at least comparable with salaries paid by the peer companies reviewed by the compensation committee in the technology and robotics industries. We target base salaries for each of our executives at the market median (50th percentile) in the technology and robotics industries and also take into consideration many additional factors which we believe enable us to attract, motivate and retain our leadership team in an extremely competitive environment. Salaries are reviewed generally on an annual basis.

Fiscal year 2006 was a year of continued progress and achievements across a number of areas important to strengthening the foundation for our future growth and long-term success. Under Mr. Angle’s leadership, we improved our results of operations. As a result, in 2006 Mr. Angle received salary compensation of $281,731. The increase in Mr. Angle’s annual base salary from $246,154 in 2005 to $287,499, which became effective in February 2006, was based on the compensation committee’s consideration of the factors described above. Additionally, the decision to increase Mr. Angle’s base salary was based on the compensation committee’s assessment that Mr. Angle’s 2005 salary was below the market median salary for chief executive officers whose companies were included in the selected benchmarks and that it would be appropriate to move towards more closely aligning Mr. Angle’s salary with the 50th percentile of such benchmarks.

Fiscal 2006 base salaries for our executive officers, other than Mr. Angle, were determined by the compensation committee after considering the base salary level of the executive officers in prior years and taking into account for each executive officer the amount of base salary as a component of total compensation. Base salary levels for each of our executive officers, other than our chief executive officer, were also based upon evaluations and recommendations made by our chief executive officer. These recommendations include an assessment of the individual’s responsibilities, experience, individual performance and contribution to our performance, and also generally take into account the competitive environment for attracting and retaining executives consistent with our business needs.

In light of the considerations discussed above, for fiscal year 2006, the annual base salaries of our chief executive officer, chief financial officer, chairman, president, home robots and president, government & industrial robots, were $287,499, $249,999, $287,499, $280,800 and $280,800, respectively. Annual base salaries for our executive officers are set by our compensation committee and take effect in February of each year. We believe that the base salaries paid to our executive officers during our fiscal year 2006 achieve our executive compensation objectives, compare favorably to our peer group and, in light of our overall compensation program, are within our target of providing total compensation at the market median.

Cash Incentive Compensation.  The compensation committee believes that some portion of overall cash compensation for executive officers should be “at risk,” i.e., contingent upon successful implementation of our strategy. The granting of a cash bonus is totally discretionary and is based on an evaluation of achievement against predetermined corporate and divisional performance objectives, generally on a fiscal-year basis, in accordance with our 2006 Incentive Compensation Plan that was adopted by the compensation committee. For all of our employees, annual cash incentive payments are based upon the attainment of specified corporate and divisional financial objectives — such as revenue growth, gross profit percentage and operating margin — as well as strategic and operational objectives — such as product development and invention. The performance goals and bonus criteria established by the compensation committee under our 2006 Incentive Compensation Plan are designed to require significant effort and operational success on the part of us and our employees for achievement. Target cash incentives for named executive officers are generally targeted at the 50th percentile of similar cash incentives provided to officers in peer companies reviewed by the compensation committee in the technology and robotics industry. The amount of bonuses paid to all employees, including the named executive officers, however, is subject to the discretion of the compensation committee based on its assessment of our performance in general or the achievement of specific goals.

We designed our 2006 Incentive Compensation Plan to focus our executives on achieving key corporate financial objectives, and to reward substantial achievement of these company financial objectives, as well as to achieve additional strategic and tactical objectives. The criteria selected linked the incentive compensation to the achievements of measurable corporate performance objectives. An important aspect of our 2006 Incentive Compensation Plan is that it applied, with equal criteria, to all of our employees.

For each executive officer, 30% of his or her target bonus was tied to a company-wide revenue threshold of $180 million. The percentage earned was increased ratably from 0% to 100% based on revenue targets set at levels that we believed to be achievable with strong performance by our executive officers. The compensation committee chose revenue as the key metric because it believed that, as a “growth company,” we should reward significant revenue growth. Based on results for fiscal 2006, each executive officer earned 6.6% of his or her target bonus.

For each executive officer, 10% of his or her target bonus was tied to the company achieving certification in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. This portion of the bonus was discretionary, determined by the compensation committee, and was identified as a cash incentive metric for executive officers because of the importance of state-of-the-art business policies and procedures that provide timely and accurate financial information to our shareholders. Based on our absence of material control weaknesses, each executive officer earned 10% of his or her target bonus.

For our chief executive officer, chairman, and chief financial officer, the compensation committee based the remaining 60% of each executive officer’s target bonus on the following three financial metrics:

a. Gross profit percentage.  Twenty percent of each executive officer’s target bonus was tied to divisional gross profit percentage achievement, where gross profit is measured before incentive compensation and stock compensation expense. One division achieved 22% of its gross profit percentage target bonus and the other did not achieve any of its gross profit percentage target bonus. The executive officers earned a straight average of the divisions’ achievements, and therefore earned 11% of the target bonus for this metric.

b. Operating margin.  Twenty-five percent of each executive officer’s target bonus was tied to achieving at least $13.8 million in operating margin, which for purposes of 2006 incentive compensation was defined as gross profit less operating expenses, before interest income/expense, stock-based and incentive compensation and income taxes. The compensation committee chose operating margin because it believed that it was an effective measure of our operating efficiency. Because our fiscal year 2006 operating margin, net of incentive compensation, was less than $13.8 million, no portion of this metric was earned.

c. Corporate services expenses.  Fifteen percent of each executive officer’s target bonus was tied to limiting non-operating division operating expenses, such as corporate finance, legal services, human resources, corporate marketing, information technology and similar shared services. Because our fiscal year 2006 corporate services expenses, net of incentive compensation, exceeded the budgeted threshold, no portion of this metric was earned.

For the presidents of our operating divisions, the compensation committee based the remaining 60% of each executive officer’s target bonus on the following criteria:

a. Gross margin percentage.  Twenty percent of each executive officer’s target bonus was tied to achieving a minimum level of gross profit percent within their operating division. The compensation committee chose gross profit percent because it believed that it provided incentives to find efficiencies in manufacturing and distribution and to strive for increased average selling prices through superior value. The compensation committee set the target percentages for each of Mr. Dyer and Mr. White at a level believed to be achievable with strong performance by such executive officer. Mr. Dyer earned 22% of his target bonus based on achieving and exceeding the gross profit metric. This calculation was made net of incentive compensation expense and the impact of our settlement agreement with the UK Ministry of Defence. Mr. White did not achieve the gross profit metric for his division.

b. Contribution margin.  Twenty-five percent of each executive officer’s target bonus was tied to achieving a minimum level of contribution margin within their operating division. The compensation committee chose contribution margin because it provides a direct link to our profitability and encourages operational efficiency in all aspects of divisional management. The compensation committee set the target figures for each of Mr. Dyer and Mr. White at a level believed to be achievable with strong performance by such executive officer. Mr. Dyer earned 31.25% of his target bonus based on achieving and exceeding the contribution margin metric. This calculation was made net of incentive compensation and the impact of our settlement agreement with the UK Ministry of Defence. Mr. White did not achieve the contribution margin metric.

c. Product quality, Product development, Invention.  Fifteen percent of each executive officer’s target bonus was tied to achieving multiple milestones on product quality, product development and invention. These strategic and tactical metrics were chosen by the compensation committee to provide incentives to increase product offerings, minimize costs related to product returns and warranty claims and focus appropriate effort on innovation. Based on the criteria, and the discretion of the compensation committee, Mr. Dyer achieved 15% of his target bonus and Mr. White achieved 12.5% of his target bonus for this metric.

Finally, all cash incentive payments were made conditional on achievement of a minimum earnings per share, or EPS, of $0.02. We achieved this condition.

For fiscal 2006, the target bonus awards under our 2006 Incentive Compensation Plan for each of our named executive officers, as a percentage of base salary, were 85% for our chief executive officer and chairman, 65% for the presidents of our operating divisions, and 40% for our chief financial officer. The actual bonus payments reflect the exercise of discretion by the compensation committee to increase bonus payments to all of our named executive officers, other than Mr. Dyer, above the level earned pursuant to the formula of our 2006 Incentive Compensation Plan. Equivalent formula adjustments were made to all employees under our 2006 Incentive Compensation Plan. These target and maximum payout amounts were set at levels our board of directors determined were appropriate in order to achieve our objective of retaining those executives who perform at or above the levels necessary for us to achieve our business plan, which, among other things, involves growing our company in a cost-effective way. Further details about our 2006 Incentive Compensation Plan and the payments made to our named executive officers in 2006 are provided below in the “Summary Compensation Table” and “Grants of Plan-Based Awards” tables and the footnotes to each table.

Long-Term Incentives

Executive officers (and other employees) are eligible to receive restricted stock, stock option grants and other stock awards that are intended to promote success by aligning employee financial interests with long-term shareholder value. These stock-based incentives, which in recent years have consisted solely of stock option grants, are based on various factors primarily relating to the responsibilities of the individual officer or employee, their past performance, anticipated future contributions and prior option grants. In general, our compensation committee bases its decisions to grant stock-based incentives on recommendations of management and the committee’s analysis of third-party compensation information, with the intention of keeping the executives’ overall compensation, including the equity component of that compensation, at a competitive level with the comparable companies reviewed by the committee in the technology and robotics industries. Our compensation committee also considers the number of shares of common stock outstanding, the number of shares of common stock authorized for issuance under its equity compensation plans, the number of options and shares held by the executive officer for whom an award is being considered and the other elements of the officer’s compensation, as well as our compensation objectives and policies described above. During fiscal year 2006, no stock options or other long-term incentives were granted to our named executive officers because, after an analysis of ownership positions and peer benchmark data, it was determined that additional equity grants would be deferred until 2007. As with the determination of base salaries and short term incentive payments, the compensation committee exercises subjective judgment and discretion in view of the above criteria.

Other Compensation

We also have various broad-based employee benefit plans. Our executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds on a pre-tax basis. We do not provide pension arrangements or post-retirement health coverage for our named executive officers or other employees. We also maintain insurance and other benefit plans for our employees. Executive officers receive higher life, accidental death and dismemberment and disability insurance benefits than other employees. In addition, one executive officer receives amounts allocable to use of a corporate apartment. We also enter into executive agreements with our executive officers providing for certain severance benefits which may be triggered as a result of the termination of such officer’s employment under certain circumstances. We offer no perquisites, other than the use of a corporate apartment, that are not otherwise available to all of our employees.

Employment and Executive Agreements

In March 2006, we entered into executive agreements with each of our executive officers. The executive agreements provide for severance payments equal to 50% of such officer’s annual base salary, as well as certain continued health benefits, in the event that we terminate his or her employment other than for cause. In addition, these executive agreements provide that if we experience a change in control and the employment of such officer is terminated without cause, or if such officer terminates his or her employment for certain reasons including a substantial reduction in salary or bonus or geographic movement during the one-year period following the change in control, then all unvested stock options held by such officer become fully-vested and immediately exercisable and such officer is entitled to severance payments equal to 100% of his or her annual base salary and 50% of such officer’s annual bonus, as well as certain continued health benefits. The agreements also provide that all options granted to each officer under our Amended and Restated 1994 Stock Plan, Amended and Restated 2001 Special Stock Option Plan, Amended and Restated 2004 Stock Option and Incentive Plan and 2005 Stock Option and Incentive Plan, as applicable, will have their vesting accelerated by 25% upon a change in control.

In January 1997, we entered into employment agreements with each of Mr. Angle and Ms. Greiner that provide for certain salary, bonus and severance compensation. In February 2004, we entered into an employment agreement with Mr. Dyer that provides for certain salary, bonus and severance compensation. Each of these employment agreements was terminated upon the execution of executive agreements by Ms. Greiner and Messrs. Angle and Dyer.

From time to time, our executive officers enter into stock restriction agreements upon the exercise of their option grants.

In November 2005, we entered into indemnification agreements with each of our executive officers and directors, providing for indemnification against expenses and liabilities reasonably incurred in connection with their service for us on our behalf.

On December 30, 2002, we entered into an independent contractor agreement with Dr. Rodney Brooks, which shall continue until terminated by either party upon 60 days’ written notice. Pursuant and subject to the agreement, Dr. Brooks has received an annual bonus of $22,575 for 2006. If we terminate the agreement, Dr. Brooks will be entitled to twelve months severance.

Tax Deductibility of Executive Compensation

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our present intention, for so long as it is consistent with its overall compensation objective, to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code.

Executive Compensation Summary

The following table sets forth summary compensation information for our chief executive officer, chief financial officer and our three other most highly compensated executive officers:

SUMMARY COMPENSATION TABLE

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)(1)(2)	($)

Colin Angle	2006	281,731	—	—	—	105,081	6,600	393,412
Chief Executive Officer
and Director
Helen Greiner	2006	282,749	—	—	—	105,081	6,600	394,430
Chairman of the Board
Geoffrey P. Clear	2006	248,461	—	—	—	42,999	6,600	298,060
Senior Vice President,
Chief Financial Officer
and Treasurer
Gregory F. White(3)	2006	279,138	—	—	—	73,008	6,600	358,746
President and General
Manager, Home Robots
Joseph W. Dyer	2006	277,600	—	—	—	155,142	6,600	439,342
President and General
Manager, Government &
Industrial Robots

(1)	Excludes medical, group life insurance and certain other benefits received by the named executive officers that are available generally to all of our salaried employees and certain prerequisites and other personal benefits received by the named executive officers which do not exceed the lesser of $50,000 or 10% of any such named executive officer’s total annual compensation reported in this table.

(2)	Represents 401(k) matching contributions.

(3)	Mr. White resigned as President and General Manager, Home Robots on January 23, 2007 and pursuant to a termination agreement, entered into by us and Mr. White as of that date, he assumed the role and title of special advisor at an annual base salary of $125,000.

Grants of Plan-Based Awards in 2006

The following table sets forth, for each of our named executive officers, information about grants of plan-based awards during 2006.

GRANTS OF PLAN-BASED AWARDS

	Estimated Future
	Payouts Under
	Non-Equity Incentive
	Plan Awards
	Threshold	Target
Name	($)	($)

Colin Angle	—	244,375
Helen Greiner	—	244,375
Geoffrey P. Clear	—	99,992
Gregory F. White	—	182,520
Joseph W. Dyer	—	182,520

Outstanding Equity Awards at December 30, 2006

The following table sets forth, for each of our named executive officers, information about unexercised options that were held as of December 30, 2006.

OUTSTANDING EQUITY AWARDS AT DECEMBER 30, 2006

	Option Awards					Stock Awards
								Equity	Equity
			Equity					Incentive	Incentive
			Incentive					Plan Awards:	Plan Awards:
			Plan Awards:					Number of	Market or
	Number of	Number of	Number of			Number of		Unearned	Payout Value
	Securities	Securities	Securities			Shares or	Market Value	Shares, Units	of Unearned
	Underlying	Underlying	Underlying			Units of	of Shares or	or Other	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		Stock That	Units of Stock	Rights That	Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not	That Have Not	Have Not	That Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Colin Angle	347,710	—	—	.00020	6/20/2007	12,949	233,729	—	—
Helen Greiner	—	—	—	—	—	12,949	233,729	—	—
Geoffrey P. Clear	19,720	26,720	—	0.55	12/19/2012	4,362	78,734	—	—
Geoffrey P. Clear	3,000	9,000	—	4.96	02/08/2015	—	—	—	—
Gregory F. White	16,848	38,196	—	2.33	06/12/2013	8,093	146,079	—	—
Gregory F. White	874	1,748	—	2.33	07/01/2013	—	—	—	—
Gregory F. White	10,005	96,519	—	2.33	02/18/2014	—	—	—	—
Joseph W. Dyer	103,003	42,918	—	2.33	02/18/2014	7,446	134,400	—	—
Joseph W. Dyer	28,391	32,082	—	2.33	02/18/2014	—	—	—	—
Joseph W. Dyer	48,000	72,000	—	2.78	09/17/2014	—	—	—	—

Option Exercises and Stock Vested

The following table sets forth, for each of our named executive officers, information with respect to the exercise of stock options during the year ended December 30, 2006.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)

Colin Angle	—	—	6,475	180,717
Helen Greiner	—	—	6,475	180,717
Geoffrey P. Clear	10,000	150,170	4,363	121,771
Gregory F. White	2,250	34,155	4,047	112,952
Joseph W. Dyer	67,855	1,112,008	7,446	207,818

(1)	Amounts disclosed in this column were calculated based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Exchange Act.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Benefits Upon Termination or Change in Control

Severance and Change in Control Arrangements in General

The executive agreements described under “Elements of Compensation” above provide that, upon termination of the executive officer’s employment without cause, the executive officer is entitled to severance payments equal to 50% of the executive officer’s base salary, continued health plan premium payments for up to six months, and any unpaid compensation, benefits or unused vacation accrued. The executive agreements also provide that, upon an involuntary termination upon a change in control or upon a resignation for good reason upon a change in control, the executive officer is entitled to 100% of the executive officer’s base salary, and 50% of the executive officer’s target bonus and 100% vesting of all stock, options, awards and purchase rights granted to the executive officer, as well as certain continued health benefits. In addition, upon a change in control, the executive agreements provide for the vesting of 25% of the stock, options, awards and purchase rights granted to the executive officer.

Cash Payments and/or Acceleration of Vesting Following Certain Termination Events

Assuming the employment of our named executive officers was terminated involuntarily and without cause (not in connection with a change in control) on December 30, 2006, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the below tables, subject to any deferrals required under Section 409A of the Internal Revenue Code of 1986, as amended.

		Continuation of
	Base	Health Plan Premium	Accrued
	Salary	Payments	Vacation Pay	Total
Name	($)	($)	($)	($)

Colin Angle	143,750	6,597	17,478	167,825
Helen Greiner	143,750	2,199	14,714	160,663
Geoffrey P. Clear	125,000	4,398	19,230	148,628
Gregory F. White(1)	140,400	6,597	2,373	149,370
Joseph W. Dyer	140,400	—	20,876	161,276

(1)	Mr. White resigned as President and General Manager, Home Robots on January 23, 2007. In connection with his resignation, Mr. White was not entitled to, and did not receive, any of the cash payments set forth in the above table.

Assuming the employment of our named executive officers was terminated involuntarily and without cause, or such officers resigned with good reason, during the one-year period following a change in control on December 30, 2006, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the below table, subject to any deferrals required under Section 409A of the Internal Revenue Code of 1986, as amended, and acceleration of vesting as set forth in the below table.

					Market	Market
			Continuation of	Accrued	Value of	Value of
	Base		Health Plan Premium	Vacation	Stock	Restricted
	Salary	Bonus	Payments	Pay	Options	Stock	Total
Name	($)	($)	($)	($)	($)	($)	($)

Colin Angle	287,499	122,188	13,195	17,478	—	233,729	674,089
Helen Greiner	287,499	122,188	4,398	14,714	—	233,729	662,528
Geoffrey P. Clear	249,999	50,000	8,796	19,230	585,767	78,734	992,526
Gregory F. White(1)	280,800	91,260	13,194	2,373	2,146,563	146,079	2,680,269
Joseph W. Dyer	280,800	91,260	—	20,876	2,279,910	134,400	2,807,246

(1)	Mr. White resigned as President and General Manager, Home Robots on January 23, 2007. Accordingly, Mr. White is not entitled to the amounts set forth in the above table.

Automatic Acceleration of Vesting Following a Change in Control

As described above, certain terms of our executive agreements provide that the vesting stock options, awards and purchase rights granted to each of our executive officers will be accelerated upon a change in control. The following table provides the intrinsic value (that is, the value based upon our stock price on December 30, 2006, minus the exercise price) of stock options that would become exercisable or vested as a result of these acceleration events as of December 30, 2006.

	Market	Market
	Value of	Value of
	Stock	Restricted
	Options	Stock	Total
Name	($)	($)	($)

Colin Angle	—	58,432	58,432
Helen Greiner	—	58,432	58,432
Geoffrey P. Clear	146,442	19,684	166,126
Gregory F. White(1)	536,641	36,520	573,161
Joseph W. Dyer	569,978	33,600	603,578

(1)	Mr. White resigned as President and General Manager, Home Robots on January 23, 2007. Accordingly, Mr. White is not entitled to the amounts set forth in the above table.

Director Compensation

In connection with our efforts to attract and retain highly-qualified individuals to serve on our board of directors, we maintain a cash and equity compensation policy for our non-employee members of our board of

26

directors. In 2006, each of our non-employee members of our board of directors was entitled to the following cash compensation:

Annual retainer for board membership	$30,000
Audit Committee
Annual retainer for committee membership	$10,000
Additional retainer for committee chair	$10,000
Compensation Committee
Annual retainer for committee membership	$7,500
Additional retainer for committee chair	$7,500
Nominating and Corporate Governance Committee
Annual retainer for committee membership	$5,000
Additional retainer for committee chair	$5,000

Each non-employee director may elect in advance to defer the receipt of these cash fees. During the deferral period, the cash fees will be deemed invested in stock units. The deferred compensation will be settled in shares of our common stock upon the termination of service of the director or such other time as may have been previously elected by the director. The shares will be issued from our 2005 Stock Option and Incentive Plan.

In 2006, each of our non-employee members of our board, other than Dr. Brooks, was entitled to the following equity compensation: Upon the initial election to the board of directors, a non-employee member of our board would receive a one-time option to purchase 40,000 shares of our common stock under our 2005 Stock Option and Incentive Plan. All options granted to non-employee members of our board vest in five equal annual installments commencing on the anniversary date of such grant. In addition, each non-employee director will receive an annual stock option award to purchase 10,000 shares of common stock on the date of each annual meeting of stockholders, which will vest in three equal annual installments commencing on the anniversary date of such grant. All such options will be granted at the fair market value on the date of the award. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors.

The following table provides compensation information for the fiscal year ended December 30, 2006 for each non-employee member of our board of directors. No member of our board employed by us receives separate compensation for services rendered as a member of our board.

					Change in
					Pension Value
					and
	Fees			Non-Equity	Nonqualified
	Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($) (1)(2)(3)	($)	Earnings	($)	($)

Rodney Brooks	210,000	—	—	22,575	—	—	232,575
Ronald Chwang	37,500	—	121,540	—	—	—	159,040
Jacques Gansler	45,000	—	13,436	—	—	—	58,436
Andrea Geisser	50,000	—	121,540	—	—	—	171,540
Paul Kern	26,250	—	82,899	—	—	—	109,149
George McNamee	60,000	—	121,540	—	—	—	181,540
Peter Meekin	52,500	—	121,540	—	—	—	174,040

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006 in accordance with SFAS No. 123(R) and, accordingly, includes amounts from options granted prior to 2006. See the information appearing in footnote 2 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 for certain assumptions made in the valuation of options granted in the fiscal years 2006, 2005 and 2004.

(2)	The non-employee members of our board of directors who held such position on December 30, 2006 held the following aggregate number of unexercised options as of such date:

Number of
Securities
Underlying
Unexercised
Name	Options

Rodney Brooks	—
Ronald Chwang	50,000
Jacques Gansler	50,000
Andrea Geisser	50,000
Paul Kern	50,000
George McNamee	50,000
Peter Meekin	50,000

(3)	The following table presents the fair value of each grant of stock options in 2006 to non-employee members of our board of directors, computed in accordance with FAS 123(R):

			Exercise
		Number of	Price of	Grant Date
		Securities	Option	Fair Value of
		Underlying	Awards	Options
Name	Grant Date	Options	($)	($)

Ronald Chwang	Jul. 28, 2006	10,000	16.46	95,002
Jacques Gansler	Jul. 28, 2006	10,000	16.46	95,002
Andrea Geisser	Jul. 28, 2006	10,000	16.46	95,002
Paul Kern	May 26, 2006	40,000	22.20	581,840
	Jul. 26, 2006	10,000	16.46	95,002
George McNamee	Jul. 28, 2006	10,000	16.46	95,002
Peter Meekin	Jul. 28, 2006	10,000	16.46	95,002

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation agreements and other arrangements which are described in “Compensation Discussion & Analysis”, in 2006, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

In April 2007, our board of directors adopted a written related person transaction approval policy, which sets forth our polices and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy with regard to related person transactions is that all future related person transactions between us and any related person (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater then $120,000, be reviewed by our general counsel and approved in advance by our nominating and corporate governance committee.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

The audit committee of the board of directors has retained the firm of PricewaterhouseCoopers LLP, independent registered public accountants, to serve as independent registered public accountants for our 2007 fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1999. The audit committee reviewed and discussed its selection of, and the performance of, PricewaterhouseCoopers LLP for our 2007 fiscal year. As a matter of good corporate governance, the audit committee has determined to submit its selection to stockholders for ratification. If the selection of independent registered public accountants is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The audit committee of the board of directors has implemented procedures under our audit committee pre-approval policy for audit and non-audit services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to us have been pre-approved by the audit committee. Specifically, the audit committee pre-approves the use of PricewaterhouseCoopers LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the audit committee before it may be provided by PricewaterhouseCoopers LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the audit committee. For additional information concerning the audit committee and its activities with PricewaterhouseCoopers LLP, see “The Board of Directors and Its Committees” and “Report of the Audit Committee of the Board of Directors.”

Representatives of PricewaterhouseCoopers LLP attended six (6) out of the six (6) in-person meetings of the audit committee in 2006. We expect that a representative of PricewaterhouseCoopers LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by PwC

The following table shows the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP to us during the fiscal years ended December 30, 2006 and December 31, 2005.

	2006	2005

Audit Fees	$758,979	$733,180
Audit-Related Fees	26,424	8,500
Tax Fees	6,825	26,130
All Other Fees	5,524	3,000

Total	$797,752	$770,810

Audit Fees

Audit Fees are for the audit of our annual consolidated financial statements, for reviews of our quarterly financial statements and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including issuance of comfort letters to underwriters and consent procedures in connection with our initial public offering in 2005. Audit Fees also include the audit of our internal control over financial reporting.

Audit-Related Fees

Consists of fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees.”

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax compliance. The audit committee has determined that the provision of these services to us by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

All Other Fees

All other fees include licenses to technical accounting research software and other out-of-pocket expenses.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP
AS iROBOT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2007.

OTHER MATTERS

The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2008 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the Securities and Exchange Commission, must be received at our principal executive offices not later than January 30, 2008. Stockholders who wish to make a proposal at the 2008 annual meeting — other than one that will be included in our proxy statement — must notify us between February 29, 2008 and March 30, 2008. If a stockholder who wishes to present a proposal fails to notify us by January 30, 2008 and such proposal is brought before the 2008 annual meeting, then under the Securities and Exchange Commission’s proxy rules, the proxies solicited by management with respect to the 2008 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission’s proxy rules. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to iRobot Corporation, 63 South Avenue, Burlington, Massachusetts 01803, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based solely on our review of copies of such filings we believe that all such persons complied on a timely basis with all Section 16(a) filing requirements during the fiscal year ended December 30, 2006.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us and, in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We may also retain an independent proxy solicitation firm to assist in the solicitation of proxies.

HOUSEHOLDING OF PROXY MATERIALS

Our 2006 Annual Report, including audited financial statements for the fiscal year ended December 30, 2006, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, ADP Investor Communication Services has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if ADP has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to iRobot Corporation, 63 South Avenue, Burlington, Massachusetts 01803, Attention: Secretary, Office of the General Counsel, or calls 781-345-0200. If your household is receiving multiple copies of our Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to iRobot Corporation, 63 South Avenue, Burlington, Massachusetts 01803, Attention: Secretary, Office of the General Counsel.

iRobot Corporation
Proxy for Annual Meeting of Stockholders
June 28, 2007
SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned hereby appoints Glen D. Weinstein as proxy, with full power of substitution to vote all shares of stock of iRobot Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of iRobot Corporation to be held on Thursday, June 28, 2007, at 2:00 p.m. local time, at the Bedford Glen Hotel located at 44 Middlesex Turnpike, Bedford, Massachusetts 01730, and at any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 30, 2007, a copy of which has been received by the undersigned.
     THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

SEE REVERSE SIDE
PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED
☒ Please mark votes as in this example.
The Board of Directors recommends a vote FOR items 1 and 2.
1.	To elect three members to the board of directors to serve for three-year terms as class II directors, each such director to serve for such term and until his respective successor has been duly elected and qualified, or until his earlier death, resignation or removal. The Board recommends a vote FOR all nominees.

NOMINEES: Helen Greiner, George McNamee, Peter Meekin

For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

2.	To ratify the selection of the firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 29, 2007. The Board recommends a vote FOR this proposal number 2.
☐ FOR       ☐ AGAINST  ☐ ABSTAIN
3.	To transact such other business as may properly come before the annual meeting and any adjournment thereof.

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Please sign exactly as name appears below. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by authorized person.

Signature of Stockholder

Date:	,	2007

Signature if held jointly
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
I/We will attend the annual meeting. ☐ YES   ☐ NO